Exhibit 10.1

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

BOSTON OMAHA ASSET MANAGEMENT, LLC

DATED JANUARY 6, 2023

NEITHER THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE REGULATORY AUTHORITY NOR THE REGULATORY AUTHORITY OF ANY OTHER COUNTRY HAS APPROVED OR DISAPPROVED THIS AMENDED AND RESTATED OPERATING AGREEMENT OR THE LIMITED LIABILITY COMPANY INTERESTS (“INTERESTS”) PROVIDED FOR HEREIN. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

THE INTERESTS HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), NOR UNDER THE SECURITIES LAWS OF ANY OTHER COUNTRY, AND THE COMPANY IS UNDER NO OBLIGATION TO REGISTER THE INTERESTS UNDER THE SECURITIES ACT OR ANY OTHER SUCH LAWS IN THE FUTURE.

AN INTEREST MAY NOT BE SOLD, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED WITHIN THE UNITED STATES OR TO A “U.S. PERSON,” WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT, IN THE ABSENCE OF AN EFFECTIVE REGISTRATION UNDER THE SECURITIES ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED. HEDGING TRANSACTIONS INVOLVING AN INTEREST MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE SECURITIES ACT. ADDITIONAL RESTRICTIONS ON THE TRANSFER OF INTERESTS ARE CONTAINED IN ARTICLE IX OF THIS AGREEMENT. BASED UPON THE FOREGOING, EACH ACQUIROR OF AN INTEREST MUST BE PREPARED TO BEAR THE ECONOMIC RISK OF INVESTMENT THEREIN.

Table of Contents

i

ii

Schedule A - Member Information - Capital Interest Percentages, Profits Interest Percentages and Expense Percentages

Schedule B – Economic Assignee Information – Profits Interest Percentages

Schedule C – Existing Business Activities

Exhibit A – Form of Approved Employment Agreement

Exhibit B - Form of Spousal Consent for Member

Exhibit C – Form of Release of Claims

iii

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

of

BOSTON OMAHA ASSET MANAGEMENT, LLC

This AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) of BOSTON OMAHA ASSET MANAGEMENT, LLC (the “Company”) is entered into as of January 6, 2023, by BOSTON OMAHA CORPORATION, a Delaware corporation (“BOC”), ADAM K. PETERSON, individually (“Adam”), ALEX B. ROZEK, individually (“Alex”), and BRENDAN KEATING, individually (“Brendan” and collectively with BOC, Adam and Alex, the “Members” and each a “Member”).

WITNESSETH:

WHEREAS, the Certificate of Formation, was filed with the Secretary of State of Delaware on September 21, 2017, by BOC as the Company’s sole member;

WHEREAS, BOC, as the Company’s sole member, entered into a limited liability company agreement governing the Company, effective as of September 21, 2017 (the “Original LLC Agreement”);

WHEREAS, as of the date hereof, BOC has assigned an aggregate of fifty percent (50%) of its profits interest in the Company with respect to the Company’s future profits emanating from carried interest and management fees actually received by the Company as general partner from parties other than BOC and derived only from Fund One: Boston Omaha Build for Rent LP and any fund formed subsequent to the date hereof, to be evenly divided among Adam, Alex and Brendan (the “Assignments”); and

WHEREAS, BOC desires to amend and restate the Original LLC Agreement, in its entirety as set forth herein to account for the Assignments and to set forth the terms and conditions governing the operating and management of the Company.

ARTICLE I

General Provisions

Section 1.01 Formation. The Company was formed on September 21, 2017, by filing its certificate of formation (the “Certificate of Formation”) in accordance with and pursuant to the Delaware Limited Liability Company Act (6 Del. C. Section 18-101 et seq.) (the “Act”). This Agreement shall be effective as of the formation date of the Company above.

Section 1.02  Company Name. The name of the limited liability company heretofore formed is “Boston Omaha Asset Management, LLC”. The Company may do business under that name and as permitted by applicable law, under any other name determined from time to time by the Managers.

Section 1.03  Registered Office and Agent for Service of Process. The address of the registered office of the Company in the State of Delaware is 920 N. King Street, Floor 2. The name of its registered agent at such address is RL&F Service Corp. The Company may also have offices at such other places within or outside the State of Delaware as the Managers may from time to time designate or the business of the Company may require.

Section 1.04  Purposes of the Company. The Company is formed for the object and purpose of (i) serving as the sole member of certain general partners (each, a “General Partner”) and an, or certain, investment manager(s) (each, an “Investment Manager”) to various investment funds (each, a “Fund”), (ii) engaging in other lines of business related to asset management and (iii) engaging in any other activities incidental or ancillary thereto, in each case as the Managers deem appropriate. The nature of the business to be conducted and promoted by the Company is engaging in any lawful act or activity for which limited liability companies may be formed under the Act and engaging in any and all activities necessary or incidental to the foregoing.

Section 1.05  Fiscal Year. The fiscal year of the Company shall end on December 31 of each year, subject to change by the Managers from time to time. A new fiscal period (“Fiscal Period”) shall commence on the first day of each year, on each date of any capital contribution to the Company if made on a day other than such first day, and on each date next following the date of any withdrawal of capital or retirement from the Company, and the prior Fiscal Period shall end on the date immediately preceding such date of commencement of the new Fiscal Period.

Section 1.06  No State Law Partnership. The members intend that the Company not be a partnership (including, without limitation, a limited partnership) or joint venture, and that no Member be a partner or joint venturer of any other Member, if applicable, for any purposes other than federal and state income tax purposes, and that this Agreement not be construed to suggest otherwise.

Section 1.07  Organizational Matters. Upon formation and from time to time, as required, the Members shall execute all such certificates and other documents, make such filings and recordings, and perform other acts conforming hereto as shall constitute compliance with the Act and any other statutes, rules, and regulations that affect the Company.

Section 1.08  Interpretation. Unless expressly stated in this Agreement, a provision applying to a Member, or a Manager shall apply only to such Member or Manager and not to any member, shareholder, or other equity owner of such Member or Manager.

Section 1.09  Title to Property. Title to all Company property shall be held in the name of the Company; provided, however, that publicly traded Securities may be held in “street name” or through a similar arrangement with a reputable financial institution.

Section 1.10  Contributed Property. With respect to any property contributed by a Member to the Company and accepted by the Managers, such Member shall provide to the Company any information reasonably requested by the Company for purposes of determining the Company’s tax basis in such property.

ARTICLE II

Composition and Admissions; Indemnification

Section 2.01  Members. The Members of the Company are listed on Schedule A hereto, each having its name, mailing address, contact information, date of admission, total and type of Units (as defined below) owned, capital interest percentage (“Capital Interest Percentage”), expense percentage (“Expense Percentage”), and profits interest percentage (“Profits Interest Percentage”) in the Company set forth thereon. For the avoidance of doubt, the Profits Interest Percentages of each Member are with respect to carried interest and management fee profits derived only from Fund One: Boston Omaha Build for Rent LP and any fund formed subsequent to the date hereof, received after the date hereof.

Section 2.02  Membership Interests; Membership Interest Units.

(a)    There shall initially be three classes of membership interests separated into units, namely Class A Units (“Class A Units”), Class B Units (“Class B Units”), and Class C Units (“Class C Units” and collectively with any additional classes of units created by the Company, the “Units”). The Units shall have the rights and obligations incidental thereto, including the rights, if any, to receive allocations and distributions, to vote and to consent or approve, subject to the powers, restrictions, qualifications, and terms and conditions as may be established herein from time to time pursuant to and in accordance with the provisions of this Agreement. There shall initially be one thousand (1,000) Class A Units, thirty-six and eight hundred and fifty-three thousands of one unit (36.853) Class B Units, and one thousand five hundred (1,500) Class C Units, authorized and issued by the Company. Every Class A Unit shall afford the holder thereof one (1) vote per Unit and so long as BOC holds the Class A Unit, the affirmative vote of a majority of the BOC board of directors shall be required to vote or otherwise take action on account of the Class A Unit. Every Class B Unit shall afford the holder thereof one (1) vote per Unit and so long as BOC holds the Class B Unit, the affirmative vote of a majority of the BOC board of directors, including the affirmative vote of all of the BOC Class B Directors, shall be required to vote or otherwise take action on account of the Class B Unit. The Class C Units shall be non-voting.

(b)    The Company and each Class C Unit holder agree to treat any Class C Unit as a separate “Profits Interest” within the meaning of Rev. Proc. 93-27, 1993-2 C.B. 343. In accordance with Rev. Proc. 2001-43, 2001-2 C.B. 191, the Company shall treat a Class C Member holding a Profits Interest as the owner of such Profits Interest from the date such Profits Interest is granted, and shall file its IRS Form 1065, and issue appropriate Schedule K-ls to such Class C Member, allocating to such Class C Member its distributive share of all items of income, gain, loss, deduction and credit associated with such Profits Interest. Each such Class C Member agrees to take into account such distributive share in computing its Federal income tax liability for the entire period during which it holds the Profits Interest. Except as required pursuant to a “Determination” as defined in Code Section 1313(a) or a change in applicable law, the Company and each Class C Member agree not to claim a deduction (as wages, compensation or otherwise) for the fair market value of such Profits Interest issued to a Member. The undertakings contained in this Section 2.02(b) shall be construed in accordance with Section 4 of Rev. Proc. 2001-43. Upon the issuance of any Class C Units, the Managers shall specify the Distribution Threshold, if any, applicable to such Units. The “Distribution Threshold” applicable to any Unit shall be not less than the amount determined by the Managers in their discretion to be necessary to cause such Unit to constitute a “profits interest” for U.S. federal income tax purposes. For the avoidance of doubt, Class C Units hold no voting interest, and the Distribution Threshold shall be determined on a fund-by-fund basis.

(c)    Notwithstanding anything contrary set forth in this Agreement, upon, but not before, any transaction or series of related transactions involving the change of control of the Company including by way of a merger, consolidation, acquisition of stock, or an acquisition of substantially all of the assets of the Company, or a Spinoff Transaction (as defined below), or any similar transaction (a “Major Transaction”), without any additional action:

(i)    Every Class A Unit shall afford the holder thereof one (1) vote per Unit and every Class B Unit shall afford the holder thereof ten (10) votes per Unit. Class C Units shall remain non-voting.

(ii)    The services agreement between the Company and Brendan, dated as of the date hereof, will automatically terminate, and the employment agreements between the Company and each of Adam, Alex, and Brendan, substantially in the form to be agreed upon by the Managers and the Compensation Committee of the Board of Directors of BOC, within 60 days from the date of this Agreement, shall be attached hereto as Exhibit A, and approved by the undersigned, shall automatically become effective.

(d)    For the avoidance of doubt, upon any spinoff transaction (whether effected directly or indirectly, by way of a distribution in kind of the Units or otherwise) where the Class A Units and Class B Units held by BOC are distributed to the shareholders of BOC (a “Spinoff Transaction”), the Class A Units shall be distributed ratably to the then-current Class A stockholders of BOC, the Class B Units shall be distributed ratably to the then-current Class B stockholders of BOC and the Class C Units shall stay with current holders of Class C Units. The parties hereto acknowledge that the ratio of the total number of Class A Units to Class B Units listed on Schedule A is intended to match the ratio of Class A Shares to Class B Shares of BOC (the “BOC Share Ratio”) as of the date hereof. The Parties agree that immediately preceding any Spinoff Transaction, the total amount of Class A Units and Class B Units issued and outstanding and held by BOC shall be automatically adjusted to reflect the then current BOC Share Ratio, as set forth in BOC’s most recent quarterly filing.

Section 2.03  Member Information. Each Member shall be required to provide the Company with information necessary for the Managers to update Schedule A as it pertains to such Member, from time to time, as necessary to accurately reflect the information therein. Any reference in this Agreement to Schedule A shall be deemed to refer to such schedule as amended and in effect from time to time. In connection with the admission of any additional members pursuant to this Agreement, the Managers shall amend the Capital Interest Percentages, Expense Percentages, and Profits Interest Percentages, as applicable, set forth in Schedule A to reflect the agreed-upon rights and distributions among the Members.

Section 2.04  Admission of the Members. Subject to the provisions of Sections 3.02(e)(iii) and (xiv) and Article IX, with the unanimous consent of the Managers, additional Members may be admitted to the Company on any date or dates selected by the Managers. In connection with the admission of a Member to the Company, the new Member shall, in advance of such admission and as a condition thereto, sign a copy of this Agreement and any other documents required by the Managers. The Managers may grant such powers and rights to additional Members as the Managers see fit; provided that the Company may not issue any additional Class C Units or other profits interest in the Company or permit the transfer of any Class C Units or the allocation or reallocation of any Profits Interest Percentage to any Economic Assignee without the unanimous approval of the holders of the Class B Units. Upon the admission of an additional Member, the Managers shall determine the Capital Interest Percentage, Expense Percentage, and (subject to the unanimous approval of the holders of the Class B Units) Profits Interest Percentage such Member will have, if any. To the extent the Managers grant a Capital Interest Percentage, Expense Percentage, and/or (subject to the unanimous approval of the holders of the Class B Units) Profits Interest Percentage to an additional Member or Economic Assignee, unless the Managers (subject to the unanimous approval of the holders of the Class B Units) determine otherwise, the allocation of the Profits Interest Percentage shall be made by a pro rata reduction of the Profits Interest Percentage, respectively, of the then current Members. Such additional Members may be required to make the Capital Interest Contributions (as defined below).

Section 2.05  Liability of the Members. Except as otherwise provided by the Act, the debts, obligations, and liabilities of the Company, whether arising in contract, tort, or otherwise, shall be solely the debts, obligations, and liabilities of the Company, and the Members, including the Managers, shall not be obligated personally for any such debt, obligation, or liability of the Company.

Section 2.06  Fiduciary Duties; Indemnification of Members and Managers.

(a)    To the maximum extent permitted by law, and except as to any claims by BOC as to which the provisions of this Subsection 2.06(a) shall not apply, each Member absolutely and irrevocably waives any and all claims, actions, causes of action, loss, damage and expense including any and all attorneys’ fees and other costs of enforcement arising out of or in connection with any breach or alleged breach of any fiduciary duty by any other Member or the Manager in the nature of actions taken or omitted by any such other person or entity, which actions or omissions would otherwise constitute the breach of any fiduciary duty owed to the Members (or any of them). It is the express intent of the Members that each Member and the Managers and each and all of their affiliates shall be and hereby are relieved of any and all fiduciary duties which might otherwise arise out of or in connection with this Agreement to the Members or any of them.

(b)    To the fullest extent permitted by law, notwithstanding any other terms of this Agreement, whether express or implied, or any obligation or duty at law or in equity, no Manager, Member, officer, employee, representative, or agent of the Company, or any of their respective partners, shareholders, members, officers, employees, representatives, or agents, or their respective affiliates (individually, a “Covered Person” and collectively, the “Covered Persons”) shall be liable to the Company for (i) any loss, damage, or claim incurred by reason of any act or omission performed or omitted by it in connection with any matter arising from, related to, or in connection with the Company, this Agreement, any related document or any transaction or investment contemplated hereby or thereby, or (ii) any mistake, negligence, dishonesty, or bad faith of any broker, adviser, or other agent of the Company or any of their affiliates selected with reasonable care. Notwithstanding anything that may be to the contrary in this Agreement, the sole recourse of the Company or a Member for any damages recoverable from a Manager as a result of an action or omission, shall be to the Capital Interest Percentage and Profits Interest Percentage held by the Manager and distributions related thereto, with such damages being satisfied first using funds derived from the Profits Interest Percentage of such Manager to the extent possible, and only after funds derived from the Profits Interest Percentage have been exhausted should such damages be satisfied using funds derived from the Capital Interest Percentage of such Manager.

(c)    To the fullest extent permitted by law, the Company shall indemnify and hold harmless (but only to the extent of its assets) each Covered Person from and against any and all claims, liabilities, damages, losses, costs, and expenses (including amounts paid in satisfaction of judgments, in compromises and settlements, as fines and penalties and legal or other costs and reasonable expenses of investigating or defending against any claim or alleged claim) of any nature whatsoever, known or unknown, liquidated or unliquidated (collectively, “Claims”), arising from any and all claims, demands, actions, suits, or proceedings, civil, criminal, administrative, or investigative, in which the Covered Person may be involved, or threatened to be involved, as a party or otherwise, by reason of its management of the affairs of the Company or which relates to, or arises out of or in connection with the Company, its property, its business or affairs.

(d)    To the fullest extent permitted by law, expenses (including legal fees) incurred by a Covered Person in defending any claim, demand, action, suit or proceeding may, with the approval of the Managers, from time to time, be advanced by the Company prior to the final disposition of such claim, demand, action, suit, or proceeding upon receipt by the Company of a written undertaking by or on behalf of the Covered Person to repay such amount, if it shall be determined that the Covered Person is not entitled to be indemnified as authorized in this Section 2.06.

(e)    The Company will pursue all sources of indemnification and insurance otherwise available to it in situations in which the Company’s indemnification obligation applies, including, without limitation, from a General Partner, Fund, or any investment of a Fund (an “Investment”). The indemnification obligation of the Company to a Covered Person with respect to any losses shall be reduced by any indemnification payments actually received by such Covered Person from an Investment, a Fund, or a General Partner with respect to the same losses. Solely for purposes of clarification, and without expanding the scope of indemnification pursuant to Section 2.06(c), the parties hereto intend that, to the maximum extent permitted by law, as between: (i) Investments, (ii) a Fund, (ii) a General Partner, and (iv) the Company, this Section 2.06(e) shall be interpreted to reflect an ordering of liability for potentially overlapping or duplicative indemnification payments as follows: first, any applicable Investment shall have primary liability; second, the appropriate Fund shall have secondary liability; third, the appropriate General Partner shall have tertiary liability; and fourth, the Company shall be liable only after exhausting all available indemnification and/or insurance resources of the applicable Investment, Fund, and General Partner. The possibility that a Covered Person may receive indemnification payments from an Investment, Fund, or General Partner shall not restrict the Company from making payments under this Section 2.06 to a Covered Person that is otherwise eligible for such payments, but such payments by the Company are not intended to relieve any Investment, Fund, or General Partner from any liability that it would otherwise have to make indemnification payments to such Covered Person and, if a Covered Person that has received payments from the Company pursuant to this Section 2.06 actually receives duplicative indemnification payments from an Investment, Fund, or General Partner, or under any insurance policy for the same losses, such Covered Person shall repay the Company to the extent of such duplicative payments. To the extent necessary or appropriate under applicable law, in order to effect such intention of the parties hereto in the case of potentially overlapping or duplicative indemnification payments by the Company and an Investment, Fund, or General Partner, the Company shall, to the extent permitted by law, have a right of subrogation against such Investment, Fund, or General Partner if the Company makes payments to a Covered Person pursuant to this Section 2.06 with regard to the same losses for which such Covered Person was otherwise eligible for indemnification payments from such Investment, Fund, or General Partner. As used in this Section 2.06, “indemnification” payments made or to be made by an Investment, Fund, or General Partner shall be deemed to include: (A) advancement of expenses with regard to indemnification obligations, (B) payments made or to be made by any successor to the indemnification obligations of such Investment, Fund, or General Partner, and (C) equivalent payments made or to be made by or on behalf of such Investment, Fund, or General Partner (or any such successor) pursuant to an insurance policy or similar arrangement.

(f)    This Agreement is not intended to, and does not, create or impose any Fiduciary Duty on any Covered Person. To the extent that, at law or in equity, a Covered Person has duties (including, but not limited to, Fiduciary Duties) and liabilities to the Company or the Members, such Covered Person shall not be liable to the Company or any Member for such Covered Person’s good faith reliance on the provisions of this Agreement. The provisions of this Agreement, to the extent that they restrict or eliminate the duties and liabilities of a Covered Person otherwise existing at law or in equity, are agreed by the Members to replace such other duties and liabilities of such Covered Person. Notwithstanding any of the foregoing to the contrary, the provisions of this Section 2.06 shall not be construed so as to relieve (or attempt to relieve) any Covered Person of any liability to any extent (but only to such extent) that such liability may not be waived, modified or limited under applicable law, but shall be construed so as to effectuate the provisions of this Section 2.06.

Section 2.07  Member Authority. Except as otherwise provided in this Agreement, no Member shall have the right or power to: (a) withdraw or reduce such Member’s contributions to the Company; (b) cause the dissolution and winding up of the Company; or (c) demand or receive property other than cash in return for such Member’s contributions to the Company. Furthermore, no Member, in that person’s or entity’s (a “Person”) capacity as Member, shall take any part in the control of the affairs of the Company, undertake any transactions on behalf of the Company, or have any power to sign for or otherwise to bind the Company.

Section 2.08  BOC Governance. The Members hereby acknowledge and agree that BOC is a Delaware corporation governed by the General Corporation Law of the State of Delaware, its Second Amended and Restated Certificate of Incorporation (the “BOC Certificate of Incorporation”) and its Amended and Restated Bylaws (collectively with the BOC Certificate of Incorporation, the “BOC Governing Documents”), and each action of BOC as a Member of the Company shall by duly authorized by the BOC Governing Documents. In particular, the Members acknowledge and agree as follows: (a) pursuant to Section 3.1 of the BOC Certificate of Incorporation, on any matter presented to the stockholders of BOC for their action or consideration, each holder of outstanding shares of Class B Common Stock of BOC shall be entitled to cast the number of votes equal to the product of (i) the number of whole shares of Class A Common Stock of BOC into which the shares of Class B Common Stock of BOC held by such holder are convertible as of the record date for determining stockholders entitled to vote on such matter, multiplied by (ii) ten (10); (b) pursuant to Section 3.2 of the BOC Certificate of Incorporation, the holders of record of the shares of Class B Common Stock of BOC, exclusively and as a separate class, shall be entitled to elect two (2) directors of BOC (the “Class B Directors of BOC”); (c) Section 3.3 of the BOC Certificate of Incorporation sets forth a list of items, substantially similar to the list set forth in Section 3.02(e) hereof, which require the affirmative vote of all of the Class B Directors of BOC, and it has been the practice of BOC to require the affirmative vote of all the Class B Directors of BOC with respect to any of the items set forth in Section 3.3 of the BOC Certificate of Incorporation whether such actions are proposed to be taken by BOC directly or by any subsidiary of BOC; and (d) the Members are specifically creating the Class A Units and the Class B Units with the intent that they substantively track the Class A Common Stock of BOC and the Class B Common Stock of BOC, respectively, so that in the event of a Spinoff Transaction, the Class A Units can be distributed to the holders of the Class A Common Stock of BOC and the Class B Units can be distributed to the holders of the Class B Common Stock of BOC.

ARTICLE III

Management of the Company

Section 3.01  Manager. The Members hereby designate each Adam, Alex, and Brendan as the Company’s Managers (each a “Manager” and collectively the “Managers”). Subject to Section 3.02(e) and Section 3.02(f), the powers of the Company shall be exercised by or under the authority of, and the business and affairs of the Company shall be managed under the direction of, the Managers.

Section 3.02  Management Authority.

(a)    Subject to Section 3.02(e) and Section 3.02(f), the property, business, and affairs of the Company shall be managed and conducted by the Managers. The Company may only act and bind itself through the actions of the Managers, or through the actions of the agents and employees of the Company (as described in paragraph (b) below), if and to the extent authorized by this Agreement or by the Managers in accordance with the provisions of this Agreement. Subject to Section 3.02(e) and Section 3.02(f), the Managers shall have the power to do any and all acts necessary or convenient to or for the furtherance of the purposes described herein, including, without limitation:

(i)       all powers, statutory or otherwise, possessed by a member under the laws of the State of Delaware;

(ii)      the power to enter into and perform all contracts and other undertakings required with respect to the powers set forth in this Agreement; and

(iii)    the power to effectuate a Spinoff Transaction with respect to the Company or any of its subsidiaries, without the consent of the Members, as contemplated and approved by the BOC Board of Directors pursuant to a special meeting held thereby dated March 22, 2022 (the “Resolutions”), subject to any approval requirements of BOC, to be approved by the Audit Committee and/or the Compensation Committee of BOC or such other approvals as may be required by the New York Stock Exchange and/or under Delaware law. The parties hereto acknowledge that while the Resolutions refer to “BOAM B” with respect to a Spinoff Transaction, it is hereby agreed and acknowledged that “BOAM B” should be and is read interchangeably with the Company and the approval of this Agreement by the BOC Board of Directors includes the approval of such Spinoff Transaction by the BOC Board of Directors.

(b)    The Managers may (i) authorize by written action, any person to enter into and perform any agreement on behalf of the Company, and (ii) appoint individuals, with such titles as the Managers may select, as employees or officers of the Company to act on behalf of the Company, with such power and authority as the Managers may delegate from time to time to any such person. Any such persons, officers, and employees designated by the Managers to act on behalf of the Company may be appointed or removed by the Managers at any time and from time to time, with or without cause.

(c)    Any person or entity dealing with the Company, any Member or any of the persons described in paragraph (b) above (collectively, the “Authorized Persons”) may rely upon a certificate signed by the Managers as to the identity of the Members or an Authorized Person and as to the authority of a Manager or such Authorized Person to execute and deliver any instrument or document on behalf of the Company.

(d)    Subject to Section 3.02(e) and Section 3.02(f), all decisions requiring action of the Managers or relating to the business or affairs of the Company shall be decided by the unanimous affirmative vote or unanimous consent of all the Managers; provided, that the Managers, unless otherwise set forth herein, have delegated to each Manager acting alone the ability to act relating to the day-to-day ministerial business of the Company; provided, further, that any individual Manager may obligate the Company to incur any indebtedness on behalf of the Corporation, pledge or grant liens on any Company asset, or, on behalf of the Company, guarantee, assume, endorse, or otherwise become responsible for the obligations of any other person or entity for an amount under $100,000 in a single or a series of related transactions.

(e)    Neither the Company nor any Member or Manager shall, either directly or indirectly by amendment, merger, consolidation, or otherwise, do any of the following without (in addition to any other vote required by law or the Certificate of Formation) the unanimous approval of the holders of Class B Units and any approval of the Board of Directors and/or the Compensation Committee and the Audit Committees of BOC, as applicable, and any such act or transaction entered into without such consent or vote shall be null and void ab initio, and of no force or effect:

(i)       Amend, alter, or otherwise change the rights, preferences, or privileges of the Class B Units, or amend, alter, or repeal any provision of the Certificate of Formation or this Agreement in a manner that adversely affects the powers, preferences, or rights of the Class B Units.

(ii)      Liquidate, dissolve, or wind-up the business and affairs of the Company, effect any merger or consolidation or any other Major Transaction (other than a Spinoff Transaction), or consent to any of the foregoing; provided that for the avoidance of doubt the decision and authority to effectuate a Spinoff Transaction shall be in the sole discretion of the Managers pursuant to Section 3.02(a)(iii).

(iii)     Create or authorize the creation of, or issue or obligate itself to issue additional classes of Units or increase the authorized number of Units of or issue additional Class B Units or increase the authorized number of Units of any additional class or series of membership interests in the Company.

(iv)     Remove or appoint any Manager.

(v)      Hire, terminate, change the compensation of or amend the employment agreements, if any, of the Managers or other executive officers or similar positions of the Company, or any subsidiary of the Company, including approving any incentive compensation, option grants, or membership interest awards to executive officers. For the avoidance of doubt no approval shall be required in connection with the continuing distributions of future profits to the holders of the Class C Units.

(vi)     Purchase or redeem (or permit any subsidiary to purchase or redeem) or make any distribution to any Member or Economic Assignee of the Company.

(vii)    Except as set forth in a Fund Agreement, create or authorize the creation of, or issue or authorize the issuance of any debt security, or permit any subsidiary to take any such action with respect to any debt security, if the aggregate indebtedness of the Company and its subsidiaries for borrowed money following such action would exceed $10,000, or guarantee, directly or indirectly, or permit any subsidiary to guarantee, directly or indirectly, any indebtedness except for trade accounts of the Company or any subsidiary arising in the ordinary course of business.

(viii)   Except as set forth in a Fund Agreement, make or permit any subsidiary to make, any loan or advance outside of the ordinary course of business to any employee or director of the Company or any subsidiary, or to any subsidiary or other corporation, partnership, or other entity unless it is wholly owned by the Company.

(ix)     Except with respect to any Fund, create, or hold capital stock in, any subsidiary that is not wholly owned (either directly or through one or more other subsidiaries) by the Company, or sell, transfer, or otherwise dispose of any capital stock of any direct or indirect subsidiary of the Company, or permit any direct or indirect subsidiary to sell, lease, transfer, exclusively license or otherwise dispose (in a single transaction or series of related transactions) of all or substantially all of the assets of such subsidiary.

(x)      Change the principal business of the Company, enter new lines of business, or exit the current line of business.

(xi)     Except with respect to a Manager's right to enter into agreements according to Section 3.02(d) above, enter into any agreement, contract, arrangement, or corporate strategic relationship involving the payment, contribution, or assignment by the Company, or to the Company of money or assets greater than $10,000.

(xii)    Enter into or be a party to any transaction outside of the ordinary course of business with any manager, officer, or employee of the Company, or any “associate” (as defined in Rule 12b-2 promulgated under the Securities Exchange Act of 1934, as amended) of any such person or entity.

(xiii)   Acquire, by merger, stock purchase, asset purchase or otherwise, any material assets or securities of any other corporation, partnership or other entity.

(xiv)   Issue any additional Class C Units or other profits interest in the Company or permit the transfer of any Class C Units or the allocation or reallocation of any Profits Interest Percentage to any Economic Assignee.

(xv)    Amend this Section 3.02(e).

(f)    None of the following actions shall be taken by the Managers without the consent of Members holding at least 66.66% of the Class A Units and 100% of the Class B Units voting as a class, unless otherwise required by this Agreement:

(i)       Liquidate, dissolve, or wind-up the business and affairs of the Company, effect any merger or consolidation or any other Major Transaction (other than a Spinoff Transaction), or consent to any of the foregoing; provided that for the avoidance of doubt the decision and authority to effectuate a Spinoff Transaction shall be in the sole discretion of the Managers pursuant to Section 3.02(a)(iii).

(ii)      designate an additional Manager;

(iii)     amend this Agreement, except with respect to Schedule A hereto, which may be amended from time to time by a Manager to reflect the admission of new Members to the extent permitted by Section 12.02 and subject to the allocation provisions of Section 2.04;

(iv)     take any action which, if it were taken by BOC, would require the approval of the Audit Committee and/or the Compensation Committee of the Board of Directors of BOC: and

(iv)     amend this Section 3.02(f).

Section 3.03  Resignation of a Manager. A Manager may resign at any time by delivering his written resignation to the Company. Any such resignation shall be effective upon receipt thereof unless it is specified to be effective at some other time or upon the occurrence of some other event.

Section 3.04  Removal of a Manager.

(a)    80.00% in Interest of the Members holding Class A Units and 100% of Class B Units, at their option at any time following the occurrence of an event constituting Cause, and a failure of a Manager to cure such Cause within the period of time specified, if any, may require the removal, effective as of a date not less than one hundred and twenty (120) days from the date of notice to such Manager of such removal, of such Manager from the Company. A Manager will provide written notice of the occurrence of an event constituting Cause to the Members reasonably promptly following such event. A removed Manager is not required to be replaced but may be replaced by the unanimous consent of the remaining Managers.

(b)    For purposes of this Section 3.04, “Cause” means the commission of intentional fraud, willful misconduct, or gross negligence by a Manager in connection with the performance of its duties under the terms of this Agreement, in each case that has a material adverse effect on the business of the Company, as is adjudicated in a final, non-appealable decision or judgment by an arbitrator or court of competent jurisdiction.

ARTICLE IV

Capital Accounts and Capital Contributions

Section 4.01  Capital Accounts. The Company shall establish a capital account (“Capital Account”) for each Interest Holder (as hereinafter defined) and shall maintain each Capital Account according to the following rules:

(a)    A separate Capital Account shall be maintained for each Interest Holder in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv), and this Section 4.01 shall be implemented and applied in a manner consistent therewith.

(b)    Each Interest Holder’s Capital Account shall be (i) credited for cash contributions (including under Section 6.04) and for the value of non-cash contributions as determined under Sections 4.02 and 4.03, (ii) debited for distributions made under Article VI, (iii) debited for withdrawals made under Section 10.01, (iv) credited for allocations of Net Profits made under Section 5.01, and (v) debited for allocations of Net Losses made under Section 5.01.

(c)    The Company shall adjust the Capital Accounts to reflect revaluations of the Company’s property whenever the adjustment would be permitted under Treasury Regulations Section 1.704-1(b)(2)(iv)(f). In the event that the Capital Accounts are so adjusted, (i) the Capital Accounts shall be adjusted in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(g) for allocations of depreciation, depletion, amortization, and gain or loss as computed for book purposes with respect to such property; and (ii) the Interest Holder’s allocable shares of depreciation, depletion, amortization and gain or loss, as computed for tax purposes, with respect to such property shall be determined so as to take account of the variation between the adjusted tax basis and book value of such property in the same manner as under Section 704(c) of the Internal Revenue Code of 1986, as amended (the “Code”). In the event that Code Section 704(c) applies to Company property, the Capital Accounts shall be adjusted in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(g) for allocations of depreciation, depletion, amortization, and gain or loss as computed for book purposes with respect to such property. In applying clause (ii) of the second preceding sentence, the provisions of Code Section 704(b) shall apply.

(d)    The Capital Accounts shall be maintained for the sole purpose of accounting for allocations of income, gain, loss and deduction among, and distributions to, the Interest Holders.

Section 4.02  Capital Contributions to the Company. Contemporaneously with the execution and delivery of this Agreement and in accordance with the Act, the Members shall contribute to the capital of the Company the amounts listed as such Member’s “Initial Capital Contribution” on Schedule A, to fund expenses related to Company organization and to seed various Funds, the allocation thereof, at the sole discretion of the Managers. Any contributions to the capital of the Company that are made may be made in cash or in other assets, as determined by the Managers. The Company shall cause each Fund to waive the charging of any carried interest or management fees with respect to the capital contributions (whether cash or in-kind) of BOC, used to seed such Fund.

Section 4.03 Expense Capital Calls; Capital Interest Contributions.

(a)    Each Member, excluding Class C Unit holders, shall have the obligation to make capital contributions to the Company, upon ten (10) days’ prior written notice, for expenses of the Company, in proportion to their Expense Percentages and in such amounts as the Managers may from time to time determine (each, an “Expense Capital Call”).

(b)    Each Member, excluding Class C Unit holders, who has a positive Capital Interest Percentage shall have the obligation to make capital contributions to the Company, upon ten (10) days’ prior written notice, in proportion to its Capital Interest Percentages when such contributions are required to meet capital calls from a Fund (each, a “Capital Interest Contribution”).

Section 4.04  Defaulting Members.

(a)    If any Member, excluding any Class C Unit holder, fails to make, when due, any portion of its capital contribution required to be contributed by such Member pursuant to this Agreement, or any other payment required to be made by it under this Agreement when required to be made, then the Company will promptly provide written notice of such failure to such Member. If such Member fails to make such capital contribution or other payment within five (5) Business Days after receipt of such notice, then such Member may, in the discretion of the Managers, be deemed a “Defaulting Member”. The Company may exercise any remedy available to it at law or equity against a Defaulting Member. Not in limitation of any of the Company’s remedies, interest will accrue on the portion of the Defaulting Member's capital contribution or other payment it failed to fund (“Failed Payment”), at the prime rate plus 2% per annum, up to the highest rate permitted by law. The Company shall also be entitled to reimbursement from a Defaulting Member for any and all costs and expenses in collecting any portion of a Failed Payment including, without limitation, attorney's fees and disbursements (to the extent permitted by applicable law).

(b)  Liability for Expense Percentages. Any Defaulting Member shall continue to be liable for its entire Expense Percentage.

(c)  Cross-Default. Notwithstanding anything to the contrary set forth herein, and to the fullest extent permitted by law, if any Member becomes a “Defaulting Limited Partner” under an applicable limited partnership agreement of a Fund (a “Fund Agreement”), then such Member shall be a Defaulting Member for all purposes of this Agreement, including this Section 4.04.

(d)  Sole Remedy. The provisions set forth in this Section 4.04 set forth the sole and exclusive remedies in the event a Member becomes a Defaulting Member.

Section 4.05  Interest on Capital. No Member shall be entitled to interest on such Member’s Capital Interest Contribution, Capital Account balance, or share of unallocated Net Profits.

ARTICLE V

Allocations

Section 5.01  Allocation of Net Profits and Net Losses.

(a)    After application of Section 5.01(b), Net Profits and Net Losses of the Company (as defined in Section 5.02) for each fiscal period shall be allocated to the Capital Accounts of the Interest Holders in a manner such that as of the end of such fiscal period and to the greatest extent possible, the Capital Account of each Interest Holder shall be equal to the excess of (i) the respective net amount, positive or negative, that would be distributed to such Interest Holder from the Company with respect to the applicable classes of Units or for which such Interest Holder would be liable to the Company under this Agreement with respect to such classes of Units, determined as if the Company were to (A) liquidate the assets of the Company for an amount equal to their book value (determined according to the rules of Treasury Regulations Section 1.704-1(b)(2)(iv)) and (B) distribute the proceeds in liquidation in accordance with Section 11.02(a)(ii) over (ii) the sum of (A) such Interest Holder’s share of “Company minimum gain,” determined pursuant to Treasury Regulations Section 1.704-2(g), and (B) such Interest Holder’s share of “Member nonrecourse debt minimum gain,” determined pursuant to Treasury Regulation Section 1.704-2(i)(5), in each case computed as of such hypothetical liquidation.

(b)  Regulatory Allocations.

(i)    Items of Company loss and deduction attributable to partner nonrecourse debt (as defined in Treasury Reg. §1.704-2(b)(4)) shall be allocated in the manner required by Treasury Reg. §1.704-2(i). If there is a net decrease during a Fiscal Period in partner nonrecourse debt minimum gain (as defined in Treasury Reg. §1.704-2(i)(3)), items of Company income and gain for such Fiscal Period (and, if necessary, for subsequent Fiscal Periods) shall be allocated to the Interest Holders in the amounts and of such character as determined according to, and subject to the exceptions contained in, Treasury Reg. §1.704-2(i)(4). This Section 5.01(b)(i) is intended to be a minimum gain chargeback provision that complies with the requirements of Treasury Reg. §1.704-2(i)(4) and shall be interpreted in a manner consistent therewith.

(ii)    Nonrecourse deductions shall be allocated in the manner required by Treasury Reg. §1.704-2. If there is a net decrease in partnership minimum gain (determined pursuant to Treasury Reg. §1.704-2(d)) during any Fiscal Period, each Interest Holder shall be allocated items of Company income and gain for such Fiscal Period (and, if necessary, for subsequent Fiscal Periods) in the amounts and of such character as determined according to, and subject to the exceptions contained in, Treasury Reg. §1.704-2(f). This Section 5.01(b)(ii) is intended to be a minimum gain chargeback provision that complies with the requirements of Treasury Reg. §1.704-2(f) and shall be interpreted in a manner consistent therewith.

(iii)    Any Interest Holder who unexpectedly receives an adjustment, allocation, or distribution described in Treasury Regulation Section 1.704-1(b)(2)(ii)(d) (4), (5), or (6), and as a result such Interest Holder has, or has increased, a deficit balance in such Interest Holder’s Capital Account (in excess of any amounts that such Interest Holder is deemed obligated to restore under Treasury Regulation Section 1.704-2) will be allocated items of income and gain (consisting of a pro rata portion of each item of partnership income, including gross income, and gain for such year) in an amount and manner sufficient to eliminate such deficit balance as quickly as possible.

(c)    Upon the dissolution and liquidation of the Company pursuant to Article XI, the Managers shall make adjustments to allocations of items of Net Profit and Net Loss for the Fiscal Period in which such dissolution and liquidation occur, and for prior Fiscal Periods if the Managers deem appropriate, to the extent required to cause the Capital Account balance of each Interest Holder immediately prior to the final distribution to equal the amount to which such Interest Holder would be entitled pursuant to Section 11.02(a)(ii), without regard to the establishment of any reserves.

(d)    For purposes of this Section 5.01, any amount that an Interest Holder is obligated to contribute pursuant to Section 4.03 shall be treated as a negative amount distributable to such Interest Holder. Accordingly, the amount distributable to an Interest Holder, determined pursuant to Section 5.01(a) or Section 5.01(c), may be a negative number.

Section 5.02  Determination of Net Profits and Net Losses. “Net Profits” and “Net Losses” of the Company shall mean the taxable income and loss of the Company, as adjusted in accordance with Treasury Regulations Section 1.704-1(b) for purposes of maintaining Capital Accounts.

Section 5.03  Allocation of Income for Tax Purposes. For federal income tax purposes, all items of income, gain, loss and deduction shall be allocated for each Fiscal Period, as nearly as is practicable, in accordance with the manner in which such items of deduction or income affected the amounts which were either deducted from or added to the Capital Accounts of the Members during such Fiscal Period (except as otherwise required by Section 704(c) of the Code). For purposes of Section 704(c) of the Code, the Company shall use the method determined by the Managers. Allocations pursuant to this Section 5.03 are solely for federal income tax purposes and shall not affect, or in any way be taken into account in computing, any Member’s right to book allocations under Section 5.01, distributions under Section 6.01, or liquidating distributions under Section 11.02.

Section 5.04  Allocation of Carried Interest.

(a)  General. Each Member initially shall have the Profits Interest Percentage set forth next to its name on Schedule A hereto, which shall be in effect for all purposes of the Company, subject to adjustment as set forth in this Section 5.04 or elsewhere in this Agreement. It is anticipated that the General Partners of the Funds, including Fund One: Boston Omaha Build for Rent LP, will earn carried interest in their capacity as the general partners of the Funds, therefore, the Managers, on a General Partner-by-General Partner basis, with respect to Fund One: Boston Omaha Build for Rent LP and the Funds formed subsequent to the date hereof, will determine (by unanimous approval or consent) whether such carried interest indirectly allocable to Adam, Alex, and Brendan will be allocated (i) solely to the Company, as the sole member of such General Partner; or (ii) pro rata with any economic assignees of such General Partner, pursuant to any applicable economic assignee agreement.

(b)  Additional Members. Subject to the limitations set forth elsewhere in this Agreement, in connection with the admission of an additional Member as a new Member, the Managers may (by unanimous approval or consent) allocate a Profits Interest Percentage to such Member. Unless otherwise adjusted pursuant to this Section 5.04 or elsewhere in this Agreement, the Profits Interest Percentages allocated to such additional Member shall be in effect for all investments as of the date of the admission of such Member.

Section 5.05  Allocation of Management Fees. It is anticipated that the Investment Manager(s) of the Funds, including Fund One: Boston Omaha Build for Rent LP, will earn management fees as the investment manager(s) of the Funds. The Managers, on an Investment Manager-by-Investment Manager basis, with respect to Fund One: Boston Omaha Build for Rent LP and the Funds formed subsequent to the date hereof, by unanimous approval or consent, will determine whether such management fees indirectly allocable to Adam, Alex, and Brendan will be allocated (i) solely to the Company, as the sole member of such Investment Manager; or (ii) pro rata with any economic assignees of such Investment Manager, pursuant to any applicable economic assignee agreement.

Section 5.06  Allocations with Respect to Economic Assignees. Subject to Section 9.06, each Economic Assignee, if any, shall have the Profits Interest Percentage set forth next to its name on Schedule B attached hereto. The Managers (by unanimous approval or consent and with the unanimous consent of the holders of the Class B Units) may adjust Schedule B to add or delete Economic Assignees without amending and restating this Agreement. With respect to an Economic Assignee, “Profits Interest Percentage” shall mean only the percentage of carried interest and/or management fees actually received by the Company, allocable to such Economic Assignee, set forth in such Economic Assignee’s Assignment of Economic Interest Agreement and set forth on Schedule B.

Section 5.07  Reallocation of Profits Interest Percentages. Notwithstanding anything to the contrary contained herein, the Profits Interest Percentage of a Member or Economic Assignee may be assigned to another Member or Economic Assignee (other than as expressly set forth herein) with the unanimous consent of the Managers and the holders of the Class B Units and the affected Member and without the consent of any other Member or Economic Assignee, so long as such assignment does not reduce the Profits Interest Percentage of any non-consenting Member or Economic Assignee. Upon the forfeiture of a Member’s or Economic Assignee’s Profits Interest Percentage, such forfeited Profits Interest Percentage shall be reallocated to the remaining Members pro rata in proportion to their Profits Interest Percentage.

ARTICLE VI

Distributions

Section 6.01  Distributions, Generally.

(a)    All distributions received by the Company other than distributions pursuant to Section 6.02 or Section 6.03 (“Non-Profit Distributions”) shall be made to the Interest Holders in proportion to their Capital Interest Percentages at such times as shall be determined by the Managers. For the avoidance of doubt, distributions pursuant to this Section 6.01(a) shall include Tax Distributions (as hereinafter defined) other than those distributable pursuant to Section 6.02. Notwithstanding anything to the contrary contained herein, the Company shall not make a distribution to the Members on account of the interest of the Members in the Company if such distribution would violate Section 18-607 of the Act or any other applicable law.

(b)    In no event will the Company make any distributions under this Article VI or Section 11.02 in respect of any Class C Unit unless and until, and then only to the extent of such Class C Unit’s share of the excess of any amount(s) distributable after, the Company has already made aggregate distributions equal to the Distribution Threshold of such Class C Unit, taking into account only distributions since the date of issuance of such Class C Unit, and the amounts otherwise distributable in respect of such Class C Unit shall be made pro rata to the Class A Units, Class B Units, or other Class C Units with a Distribution Threshold that has been achieved in accordance with this Section 6.01(b).

Section 6.02  Distributions of Carried Interest, Profits, and Tax Distributions. Any distributions, including Tax Distributions, with respect to either (A) carried interest actually received by the Company (i.e., not held in escrow pursuant to a Fund Agreement), or with respect to sale proceeds relating to the carried interest due to the Company, and derived from Fund One: Boston Omaha Build for Rent LP, or any fund formed subsequent to the date hereof, or (B) any profits derived from the sale of any asset (other than Fund investments) held by the Company, its subsidiaries, or any Fund, that was not contributed by BOC, shall be promptly distributed to the Members and Economic Assignees (“Profit Distributions”) ratably in accordance with their respective Profits Interest Percentages; provided, however, that the Managers may first deduct amounts, in their sole discretion, in order to pay the reasonable expenses of the Company. The Managers shall promptly distribute cash received by the Company as “tax distributions” from a Fund with respect to any Fiscal Period (“Tax Distributions”) to the Members and Economic Assignees, and such Tax Distributions shall be treated as advances against amounts otherwise distributable pursuant to this Article VI. At the discretion of the Compensation Committee of the Board of Directors of BOC, any Profits Distributions payable to the holders of Class C units may be paid two-thirds in cash and one-third in shares of Class A common stock of Boston Omaha Corporation (such number of shares to be determined based upon the closing price for such shares as reported by the New York Stock Exchange, or if such shares are traded on another exchange, the closing price of such shares on such exchange as of the date of distribution of the Profits Distribution).

Section 6.03  Distributions of Management Fees. Any management fees actually received by the Company, or with respect to sale proceeds relating to the management fees due to the Company, and derived from Fund One: Boston Omaha Build for Rent LP or any fund formed subsequent to the date hereof, shall be promptly distributed to the Members (“Fee Distributions”) ratably in accordance with their respective Profits Interest Percentages; provided, however, that the Managers may first deduct amounts, in their sole discretion, in order to pay the reasonable expenses of the Company. At the discretion of the Compensation Committee of the Board of Directors of BOC, any Fee Distributions payable to the holders of Class C units may be paid two-thirds in cash and one-third in shares of Class A common stock of Boston Omaha Corporation (such number of shares to be determined based upon the closing price for such shares as reported by the New York Stock Exchange, or if such shares are traded on another exchange, the closing price of such shares on such exchange as of the date of distribution of the Profits Distribution).

Section 6.04  Return of Distributions. At such time that a Giveback Obligation or a Clawback Obligation (defined below) arises, all persons (including, but not limited to, Members, former Members, Economic Assignees, and their respective estates and spouses, as applicable) who hold a Capital Interest Percentage or a Profits Interest Percentage (each an “Interest Holder,” and collectively, the “Interest Holders”) shall be liable under the following Sections 6.04(a), (b) and (c).

(a)    If the Company is obligated to give back to a Fund all or a portion of the Non-Profit Distributions (a “Giveback Obligation”), each Interest Holder who has actually received Non-Profit Distributions agrees to return to the Company, within ten (10) days’ written notice by the Managers of such obligation, an amount equal to the total amount of such Giveback Obligation multiplied by such Interest Holder’s Capital Interest Percentage. For the avoidance of doubt, no Interest Holder is required to contribute amounts pursuant to this Section 6.04(a) in excess of the amounts such Interest Holder actually received from the Company pursuant to Section 6.01 hereof.

(b)    If the Company is obligated to give back to a Fund or its respective limited partners all or a portion of the Profit Distributions (a “Clawback Obligation”), each Interest Holder who has actually received Profit Distributions agrees to return to the Company, within thirty (30) days’ written notice by the Managers of such obligation, an amount equal to the total amount of such Clawback Obligation multiplied by such Interest Holder’s Profits Interest Percentage. For the avoidance of doubt, no Interest Holder is required to contribute amounts pursuant to this Section 6.04(b) in excess of the amounts such Interest Holder actually received from the Company pursuant to Section 6.02 hereof.

(c)    Interest Holders’ obligation to return distributions to the Company under this Section 6.04 shall survive the termination, dissolution, liquidation and winding up of the Company, and for purposes of this Section 6.04, the Company may pursue and enforce all rights and remedies it may have against each Interest Holder under this Section 6.04, including instituting a lawsuit to collect such contribution with interest from the date such contribution was required to be paid under Sections 6.04(a) and (b).

(d)    Upon the request of the Managers, each Member and Economic Assignee shall execute and deliver to a Fund a counterpart signature page to the Form of Guarantee, attached to any Fund Agreement, as such guarantee may be amended, or amended and restated from time to time pursuant to the terms thereof (the “Guarantee”).

Section 6.05  Right to Offset. To the extent of any liability of a Member to the Company that is due and payable, the Company shall have the right to direct an applicable Fund to pay over to the Company, in full or partial satisfaction of such liability, any items of cash or property that such Fund would otherwise pay or distribute to such Member, in respect of an interest in that Fund held by such Member. A Fund shall be entitled to rely upon a written instruction from the Company asserting the Company’s rights under this Section 6.05 without otherwise ascertaining that the requirements of this Section 6.05 have been satisfied.

Section 6.06  Safe Harbor Election and Forfeiture Allocations.

(a)    The Partnership Representative (as defined below) is hereby authorized and directed to cause the Company to make an election to value the membership interests of the Members, including any member to whom such interests were transferred in connection with performance of services, as compensation for services to the Company (a “Compensatory Interest”) at liquidation value (the “Safe Harbor Election”), as the same may be permitted pursuant to or in accordance with the finally promulgated successor rules to Proposed Treasury Regulations Section 1.83-3(1) and IRS Notice 2005-43 (collectively, the “Proposed Rules”). The Managers shall cause the Company to make any allocations of items of income, gain, deduction, loss, or credit (including forfeiture allocations and elections as to allocation periods) necessary or appropriate to effectuate and maintain the Safe Harbor Election.

(b)    Any such Safe Harbor Election shall be binding on the Company and on all of its Members, with respect to all transfers of Compensatory Interests thereafter made by the Company while a Safe Harbor Election is in effect. A Safe Harbor Election once made may be revoked by the Partnership Representative as permitted by the Proposed Rules or any applicable rule.

(c)    Each Member, by signing this Agreement or by accepting such transfer, hereby agrees to comply with all requirements of the Safe Harbor Election with respect to its Compensatory Interest while the Safe Harbor Election remains effective.

(d)    The Partnership Representative shall file, or cause the Company to file, all returns, reports, and other documentation as may be required to perfect and maintain the Safe Harbor Election with respect to transfers of Compensatory Interests.

(e)    The Managers are hereby authorized and empowered, without further vote or action of the Members, to amend this Agreement as necessary to comply with the Proposed Rules or any rule, in order to provide for a Safe Harbor Election and the ability to maintain or revoke the same and shall have the authority to execute any such amendment by and on behalf of each Member. Any undertakings by the Members or Managers necessary to enable or preserve a Safe Harbor Election may be reflected in such amendments and to the extent so reflected shall be binding on each Member, respectively.

(f)    Each Member agrees to cooperate with the Managers to perfect and maintain any Safe Harbor Election, and to timely execute and deliver any documentation with respect thereto reasonably requested by a Manager or the Partnership Representative.

(g)    No transfer, assignment, or other disposition of any interest in the Company by a Member shall be effective unless prior to such transfer, assignment, or disposition the transferee, assignee, or intended recipient of such interest shall have agreed in writing to be bound by the provisions of this Section 6.06 in form satisfactory to the Managers.

ARTICLE VII

Expenses

Section 7.01  Expenses.

(a)    Except to the extent payable or reimbursable by a Fund, the Company shall bear its operating expenses, including but not limited to legal expenses, professional fees (including, without limitation, expenses of consultants and experts), office space and utilities, secretarial and clerical personnel, accounting, auditing, and tax preparation expenses, custodial expenses, taxes, printing and mailing expenses, fees, and out-of-pocket expenses of any service company retained to provide accounting and bookkeeping services to the Company and other expenses associated with the operation of the Company.

(b)    Except to the extent payable or reimbursable by a Fund, the Company will bear its organizational expenses and any other expenses incurred in connection with the formation of the Company.

(c)    To the extent that expenses to be borne by the Company are paid by a Member, the Company shall reimburse the Member for such expenses only to the extent that the incurrence of such expenses was expressly approved by the Managers in writing.

(d)    No Member or Manager (in their capacity as an employee or otherwise) shall receive a salary or bonus from the Company prior to a Major Transaction, except with respect to Brendan, who shall receive a salary pursuant to a services agreement entered into by Brendan and the Company, dated as of the date hereof.

(e)    Notwithstanding anything contrary in this Agreement, other than with respect to payments made pursuant to Article VI and any other distributions to be made on the Class C Units in accordance with this Agreement, any payments made to Adam or Alex by the Company must be approved by the Compensation Committee of BOC.

ARTICLE VIII

Books and Records; Tax Matters

Section 8.01  Records and Books of Account. The Managers shall keep the records required to be kept pursuant to the Act and any other books and records with respect to the Company as the Managers in their sole discretion shall deem necessary or desirable. The books and records shall at all times be maintained at the principal office of the Company and shall be open to the reasonable inspection and examination of the Members pursuant to Section 18-305 of the Act.

Section 8.02  Tax Returns. As necessary and applicable, the Managers shall cause the preparation and timely filing of all tax returns required to be filed by the Company pursuant to the Code and all applicable laws of each jurisdiction in which the Company does business. Copies of all such returns, or summaries thereof, shall be furnished to the Members upon request within a reasonable time after the end of each calendar year. All elections permitted to be made by the Company under federal or state laws shall be made by the Managers, in their sole discretion.

Section 8.03  Reports. In addition to the tax returns, or summaries thereof, required to be provided under Section 8.02, the Managers shall furnish to the Members and Economic Assignees as soon as practicable after the end of each calendar year during the term of the Company, a copy of Schedule K-1 to the Company’s tax return (Form 1065 or any successor form) indicating such Member’s or Economic Assignee’s distributive share of the Company’s income, loss, gain, expense, and other items relevant for federal, state, and local income tax purposes.

Section 8.04  Withholding. The Company shall comply with withholding requirements under federal, state, and local laws, if applicable, and shall remit amounts withheld to and file required forms with the applicable jurisdictions. To the extent the Company is required to withhold and pay over any amounts to any authority, with respect to distributions or allocations to any Member or Economic Assignee, the amount withheld shall be deemed to be a distribution in the amount of the withholding to such Member or Economic Assignee. In the event of any claimed over-withholding, Members and Economic Assignees shall be limited to an action against the applicable jurisdiction. If the amount withheld has not been withheld from actual distributions, the Company may, at its option, (i) require the Member or Economic Assignee to reimburse the Company for such withholding, which reimbursement shall be treated as a reduction in the deemed distribution to the Member or Economic Assignee, or (ii) reduce any subsequent distributions by the amount of such withholding. Each Member and Economic Assignee agrees to furnish the Company with any representations and forms as shall reasonably be requested by the Company to assist it in determining the extent of, and in fulfilling, its withholding obligations.

Section 8.05  Tax Status. The parties hereto agree that the Company shall be treated as a partnership for federal income tax purposes. In order to accomplish such results, each of the Members shall file, and shall cause the Company to file, any elections or other documents which may be necessary or advisable in order to obtain such results.

Section 8.06  Partnership Representative. Pursuant to the Revised Partnership Audit Rules: (i) the Managers shall designate the “partnership representative” of the Partnership within the meaning of Section 6223(a) of the Code, and, if the partnership representative is not an individual, a designated individual to act on its behalf (together, the “Partnership Representative”) and for the corresponding provision of any state or local statute, (ii) each of the Members hereby consents to such designation and agrees to take any such further action as may be required by regulations or otherwise to effectuate such designation, (iii) the Partnership Representative is authorized and required to represent the Company (at the Company’s expense) in connection with all examinations of the Company’s affairs by any tax authorities, including resulting judicial and administrative proceedings, and to expend Company funds for the services and costs associated therewith, (iv) the decisions of the Partnership Representative shall be final and binding as to all Members, (v) the Partnership Representative shall have the authority to make elections set forth in the Revised Partnership Audit Rules, including, but not limited to, the election set forth in Section 6221(b) of the Code to opt out of the Revised Partnership Audit Rules, and to make the election under Section 6226(a) of the Code if the Company is not eligible to opt out of the Revised Partnership Audit Rules, and (vi) any imputed underpayment imposed on the Company pursuant to Section 6225 of the Code (and any related interest, penalties or other additions to tax) that the Company reasonably determines is attributable to one or more Members or assignees shall be promptly paid by such Members or assignees to the Company (pro rata in proportion to their respective shares of such underpayment as reasonably determined by the Managers) within fifteen (15) days following the Company’s request for payment. Notwithstanding the foregoing and for the avoidance of doubt, any failure to pay such amount shall result in a subsequent reduction in distributions otherwise payable to such Member and shall be treated as paid by the Company on behalf of such Member for all purposes. “Revised Partnership Audit Rules” means the provisions of Subchapter C of Subtitle A, Chapter 63 of the Code, as amended by P.L. 114-74, the Bipartisan Budget Act of 2015 (together with any subsequent amendments thereto, Treasury Regulations promulgated thereunder, and published administrative interpretations thereof) or any similar procedures established by a state, local or non-U.S. taxing authority.

ARTICLE IX

Transfers of Interests

Section 9.01  Transfer of Interests. Except as otherwise allowed pursuant to Sections 9.03, 9.04 or 9.05, no Member may sell, transfer, assign, exchange, mortgage, pledge, grant a security interest in, or otherwise dispose of or encumber all or any part of its Membership or economic interest in the Company (including, without limitation, the rights to receive distributions and allocations of Net Profits and Net Losses) (a “Transfer”) without the unanimous consent of the Managers in their sole discretion. Any act in violation of this Section 9.01 shall be null and void and of no effect.

Section 9.02  Substitute Members. In the event of a transfer of all or any part of an interest in the Company in accordance with Section 9.01, the transferee shall be deemed, and shall be admitted as, a substitute Member upon the transferee’s execution and delivery to the Company of a counterpart of this Agreement. Any such transferee may be admitted to the Company as a Member and may receive interest in the Company without making a contribution or being obligated to make a contribution to the Company. Notwithstanding the foregoing, no Member may Transfer all or any part of its Class C Units unless the transferee is already a holder of Class C Units at the time of such transfer. Upon any attempted transfer of Class C Units to a transferee that is not already a holder of Class C Units, the Class C Units which are the subject of such attempted transfer shall automatically revert immediately to the Company and shall be automatically and immediately cancelled and retired and shall not be reissued, sold or transferred. Neither the Company nor any of its subsidiaries may exercise any voting or other rights granted to the holders of Class C Units.

Section 9.03  Death or Incapacity of Member.

(a)    Upon the death or Incapacity of any Member (such Member, the “Deceased Member”), the Deceased Member’s estate shall receive the economic interests only associated with the Deceased Member’s Units and have the obligations resultant from ownership of the Deceased Member’s Capital Interest Percentage, if any. For the avoidance of doubt, as of the date of the death or Incapacity of the Deceased Member, the Deceased Member’s estate shall not be a Manager or otherwise retain any rights that the Deceased Member had as a Manager, if any. “Incapacity” shall mean the inability to understand one’s actions in executing a document or entering into an agreement.

(b)    Upon the death of a Member, the Deceased Member’s estate shall continue to receive the economic interests resultant from ownership of the carried interest and management fees available for distribution by the Company, with respect to each subsequent fiscal year thereafter (excluding any carried interest and management fees previously distributed by the Company, with respect to the fiscal year commencing with the fiscal year in which the death or incapacity occurs) in proportion to the Deceased Member’s Profits Interest Percentage on the date of death.

Section 9.04  Permitted Transfers.

(a)    Any Member may assign or transfer up to 100% of its economic interests in the Company to a trust or to an Immediate Family Member without the consent of the Managers or any other Member upon thirty (30) days’ written notice to the Company, provided that such transferring Member (i) retains exclusive control over all decisions made with respect to its economic interests, and (ii) remains liable for its Expense Percentage, if any. As used herein, the term “Immediate Family Member” shall mean a child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, of a Member.

(b)    Any permitted assignee or transferee pursuant to the terms of this Agreement, including, but not limited to assignees or transferees of economic interests, must execute and submit to the Managers all documents required of Members herein, including, but not limited to the Guarantee.

Section 9.05  Divorce of a Member; Spousal Consents.

(a)    The term “Divorce” as used herein shall apply to an action under the Delaware Divorce and Annulment Act or any similar legal proceedings inside or outside of Delaware in which a party’s rights to property acquired during a marriage is determined. As used herein, the term “Separation Date” means, with respect to any Divorce, the date the court determines, or the parties agree is the date of separation.

(b)    Any Member who files or is served with a petition for divorce or equivalent legal document, whether pursuant to proceedings within or outside of Delaware (the “Divorced Member”), shall promptly notify the Company of such fact. The Divorced Member shall also promptly notify the Company (i) if its marriage is terminated by dissolution, divorce, or any other proceeding terminating such marriage, and (ii) of any determination of the interest in the Company of the spouse or domestic partner of the Divorced Member (the “Spouse”), either by way of settlement or judgment and of the date of such settlement or judgment (the date of such settlement or judgment is hereinafter referred to as the “Resolution Date”), and the Divorced Member shall provide the Company with copies of all portions of any such settlement or judgment relating to the determination of ownership of any interest in the Company.

(c)    If pursuant to the settlement or judgment, the Divorced Member does not succeed to all of the Spouse’s interest, if any, in the Divorced Member’s interest in the Company, the Divorced Member shall have the option to purchase, exercisable by written notice given to the Spouse within forty-five (45) days following the Resolution Date, and its Spouse shall be obligated to sell (i) such Spouse’s entire interest in the Divorced Member’s interest in the Company, as determined pursuant to such settlement or judgment (hereinafter, the “Spouse’s Company Interest”), and (ii) any distributions made with respect to the Spouse’s Company Interest from and after the Separation Date and through the date of such purchase (such assets, along with the Spouse’s Company Interest, shall hereinafter be collectively referred to as the “Spouse’s Total Interest”) at the price described below. If such Divorced Member does not purchase the entire Spouse’s Total Interest within forty-five (45) days following the Resolution Date, the Class C Unit holders shall have the option to purchase their pro rata shares, in proportion to their Profits Interest Percentage, of the Spouse’s Total Interest, and if no Class C Unit holder exercises their right to purchase the Company may redeem such interest at its option, exercisable by written notice signed by any Manager given to the Spouse within thirty (30) days following the expiration of such forty-five (45)-day period, and the Spouse shall be obligated to sell the Spouse’s Total Interest. The purchase price to be paid for the Spouse’s Total Interest shall be determined by an independent valuator selected by the Managers. The purchase (or redemption price, as applicable) shall be payable to the Spouse pursuant to two (2) equal payments, the first payment to be delivered within ninety (90) days after the closing of the purchase, and the subsequent payment within one (1) year of the prior payment. The closing of the purchase (or redemption) of the Spouse’s Total Interest shall take place within thirty (30) days after the date of the election to purchase (or redeem), at which time the Spouse shall deliver such interest, free and clear of any and all liens, pledges, and encumbrances. In the event of a redemption of all or a portion of the Spouse’s Total Interest by the Company, the Capital Account balance (reduced by the amount paid for such interest) and the Capital Interest Percentage attributable to such purchased interest shall be allocated ratably among all Members in proportion to their relative Capital Interest Percentages immediately prior to such purchase, and the Profits Interest Percentage attributable to such purchased interest shall be allocated ratably among all Members in proportion to their relative Profits Interest Percentages immediately prior to such purchase.

(d)  Spousal Consents. Each Member shall, upon execution of this Agreement (or any other documentation subsequent to the date of this Agreement relating to the admission of such Member), deliver to the Company a spousal consent executed by such Member’s spouse or domestic partner, if any, which spousal consent shall be in the form attached hereto as Exhibit B. In the event a Member marries after the date upon which such party executed this Agreement (or any other documentation subsequent to the date of this Agreement related to the admission to the Company of such party), such party shall deliver a spousal consent executed by such party’s spouse or domestic partner within thirty (30) days following the date of such marriage.

Section 9.06  Economic Assignees.

(a)  Designation of Economic Assignees. Certain employees, consultants or agents of the Company or its affiliates (“Economic Assignees”) from time to time shall be entitled to participate in the carried interest and management fees distributed to the Company pursuant to an Assignment of Economic Interest Agreement. Economic Assignees shall execute any documents deemed advisable by the Managers, including but not limited to, an Assignment of Economic Interest Agreement.

(b)  Economic Participation. Except as specifically provided for in this Agreement, an Economic Assignee who has been awarded a Profits Interest Percentage shall, solely for income tax purposes and obligations and rights to allocations of carried interest and management fees, including obligations to return distributions, be treated as if such Economic Assignee were a Member.

(c)  Economic Assignees Not Members. Establishment of Profits Interest Percentages for Economic Assignees, while entitling Economic Assignees to the full economic benefits of the resulting interests as directed in this Section 9.06 (and direct K-1 reporting of those benefits for tax purposes), shall not entitle Economic Assignees to status as Member or to any rights associated with such status, including, without limitation, voting rights.

ARTICLE X

Withdrawals from Capital Accounts; Retirement

Section 10.01  Permissible Withdrawals.

(a)    A Member may only withdraw as a Member upon the unanimous consent of the Managers and the execution of a general release of claims in favor of the Company, the other Members, and the Managers, substantially in the form attached hereto as Exhibit C.

(b)    Upon the withdrawal of a Member, other than a Class C Unit holder, pursuant to Section 10.01(a) (any such event, a “Withdrawal,” and the date the Withdrawal occurs, the “Withdrawal Date”), the withdrawing Member (the “Withdrawing Member”) shall cease to be a Member of the Company but shall retain its Capital Interest Percentage and continue to receive Distributions, provided, however, that (x) the Withdrawing Member shall not have the obligation to contribute any further capital to the Company (other than the Withdrawing Member’s Giveback Obligations and Clawback Obligations as set forth in Section 6.04, which shall remain obligations of the Withdrawing Member), and (y) upon each instance of capital contributions by other Members pursuant to Section 4.03, the Withdrawing Member’s Capital Interest Percentage shall be reduced pro rata in proportion to the Capital Interest Contributions by other Members. By way of example, if at the time of the Withdrawing Member’s withdrawal, such Withdrawing Member had a 20% Capital Interest Percentage and had contributed $20 of total Member Capital Interest Contributions of $100, and at a subsequent capital call, the other Members contribute $100, for total Member Capital Interest Contributions of $200, then the Withdrawing Member’s Capital Interest Percentage would be reduced from 20% to 10%.

(c)    Upon the withdrawal of a Class C Unit holder, pursuant to Section 10.01(a), such withdrawing Member (the “Withdrawing C Holder”) shall cease to be a Member of the Company and its Profits Interest Percentage shall be allocated pro rata to the remaining Class C Unit holders provided, however, that the Withdrawing C Holder shall still be subject to such Withdrawing C Holder’s Giveback Obligations and Clawback Obligations as set forth in Section 6.04 for periods which they were a Member.

Section 10.02  Withdrawal, Death, etc. of Members. The withdrawal, death, disability, incapacity, adjudication of incompetency, termination, bankruptcy, insolvency, or dissolution of a Member shall not dissolve the Company. Upon withdrawal, such Member shall remain subject to the provisions set forth in Sections 12.12, 12.13 and 12.16.

ARTICLE XI

Duration and Dissolution of the Company

Section 11.01  Duration. Subject to Section 3.02(f), the Company shall continue until a unanimous determination by the Managers that the Company should be dissolved and wound up.

Section 11.02  Dissolution.

(a)    On dissolution of the Company, a full accounting of the assets and liabilities of the Company shall be taken, and the assets of the Company shall be liquidated to the extent determined by the Managers (or the person or persons previously designated by the Managers to coordinate the liquidation of the Company (the “Liquidator”)) and, as promptly as practicable, the cash proceeds thereof shall be applied in the following order of priority:

(i)    to creditors, including Members who are creditors, to the extent otherwise permitted by law, in satisfaction of the liabilities of the Company (whether by payment or by establishment of reserves); and

(ii)   to the Interest Holders in accordance with Article VI.

(b)    In the winding-up of the Company, the Managers (or the Liquidator) may establish reserves for contingent liabilities of the Company in an amount (including estimated expenses, if any, in connection therewith) determined by the Managers (or the Liquidator) and upon satisfaction of such contingent liabilities, the amounts, if any, remaining in such reserves shall be distributed as provided in subparagraph (a)(ii) of this Section 11.02.

(c)    Distributions to a Member pursuant to subsection (a)(ii) of this Section 11.02 may be made in installments and shall be made in cash, securities or a combination thereof, as determined by the Managers.

(d)    Within ninety (90) days after the completion of the winding-up of the Company, the Managers (or the Liquidator) shall cause to be prepared and forwarded to each Member a final statement and report of the Company.

ARTICLE XII

Miscellaneous

Section 12.01  Binding Effect. This Agreement shall be binding on the permitted transferees, assigns, executors, administrators, estates, heirs, and legal successors and representatives of the Members.

Section 12.02  Amendments to this Agreement. Subject to Section 3.02(e)(xv) and Section 3.02(f)(iii), this Agreement may be amended only by unanimous consent of the Managers.

Section 12.03  Instruments. The parties hereto agree to execute and deliver any further instruments or perform any acts which are or may become necessary to carry on the Company created by this Agreement or to effectuate its purposes.

Section 12.04  Notices. Except as otherwise set forth herein, any notice, demand, or communication required or permitted to be given under this Agreement shall be (a) in writing, (b) delivered by hand, e-mail, nationally recognized overnight courier service, or registered or certified mail (return receipt requested), postage prepaid, addressed to a party at its mailing address or e-mail address set forth in Schedule A hereto, or to such other address as any Member may designate in writing, and (c) deemed to have been given on the date delivered by hand, one (1) Business Day after deposit with such courier service, or three (3) Business Days after being deposited in the United States mail.

Section 12.05  Governing Law and Jurisdiction. This Agreement will be governed by and construed in accordance with the laws of the State of Delaware without giving effect to any principles of conflicts of laws (whether under Delaware or other law) that would result in the application of any other law to this Agreement. In particular, the Company is formed pursuant to the Act, and the rights and liabilities of the Members will be as provided therein, except as otherwise expressly provided herein. For the purposes of any claim pursuant to an Assignment of Economic Interest Agreement that specifically requires a determination by a court, and any claims with respect to enforcement of an arbitration award, the Members and any Economic Assignees hereby submit to the nonexclusive jurisdiction of the state courts of the State of Nebraska located in Douglas County or the United States federal courts located in the State of Nebraska, Douglas County in any such action, suit, or proceeding. The Members and any Economic Assignees hereby waive as a defense that any such action, suit, or proceeding brought in such courts has been brought in an inconvenient forum or that the venue thereof may not be appropriate and, furthermore, agree that such venue for any such action, suit or proceeding is appropriate.

Section 12.06  Arbitration; Waiver of Jury Trial. Except as to any claims pursuant to an Assignment of Economic Interest Agreement that specifically require a determination by a court, and except as to any claims with respect to enforcement of an arbitration award, the sole and exclusive method of resolving any controversy, claim, or dispute arising out of this Agreement, the interpretation of any of the provisions hereof, or the actions of the Member hereunder shall be binding arbitration before the American Arbitration Association, such arbitration to be held in Omaha, Nebraska, and judgment upon any award thus obtained may be entered in any court having jurisdiction thereof. Any such arbitration shall be administered by the American Arbitration Association under its Commercial Arbitration Rules before a three (3) member panel, with each party selecting one arbitrator and the third arbitrator, who shall be the chairperson of the panel, being selected by the two party-appointed arbitrators. Each arbitrator shall be qualified by at least ten (10) years’ experience in the private equity real estate industry, and the chairperson of the arbitration panel shall be a licensed attorney whose primary area of practice for the preceding ten (10) years is in the private equity industry. In any such arbitration, the arbitrators shall award all expenses and costs, including expenses of attorneys, financial experts and other witnesses, to the prevailing party. THE MEMBERS AND ANY ECONOMIC ASSIGNEES HEREBY KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVE THE RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM BASED HEREON, ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS AGREEMENT, AND AGREE THAT THEY WILL NOT SEEK TO CONSOLIDATE ANY SUCH ACTION WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED.

Section 12.07  No Third-Party Rights. The provisions of this Agreement are not intended to be for the benefit of any creditor or other person (other than the Members in their capacities as such) to whom any debts, liabilities, or obligations are owed by (or who otherwise have a claim against or dealings with) the Company or any Member, and no such creditor or other person shall obtain any rights under any of such provisions (whether as a third-party beneficiary or otherwise) or shall by reason of any such provisions make any claim in respect to any debt, liability, or obligation (or otherwise), including any debt, liability, or obligation against the Company or any Member.

Section 12.08  Counterparts. This Agreement may be executed in counterparts (including by DocuSign and other electronic means) with the same force and effect as if each of the signatories had executed the same instrument.

Section 12.09  Headings. The titles of the Articles and the headings of the Sections of this Agreement are for convenience of reference only and are not to be considered in construing the terms or provisions of this Agreement.

Section 12.10  Pronouns. All pronouns shall be deemed to refer to the masculine, feminine, neuter, singular, or plural, as the identity of the person or persons, firm, or corporation may require in the context thereof.

Section 12.11  Severability. Each provision of this Agreement shall be considered separable, and if for any reason provisions herein are determined to be invalid and contrary to any existing or future law, the balance of this Agreement shall be interpreted, to the extent practicable, so as to give effect to the original intent of the parties hereto.

Section 12.12  Confidentiality. Each Member acknowledges that the Company possesses and will continue to possess information that has been created, discovered, or developed, or has otherwise become known to the Company, or in which property rights have been assigned or otherwise conveyed to the Company, which information has commercial value in the business in which the Company and its affiliates are engaged, and not generally known to the public, including, but not limited to, trade secrets, trade strategies, software programs, intellectual property, research, product information, product development or design, sales or sales strategies, pricing or pricing strategies, advertising or promotional programs, mailing or customer lists, finances including prices, costs, and revenues, know how, designs, specifications, techniques, methods, concepts, inventions, developments, discoveries, and improvements of the Company, and other business arrangements, plans, procedures, and strategies (collectively the “Confidential Information”). Each Member agrees that all Confidential Information will be the sole property of the Company and each Member hereby assigns to the Company any rights he may have or acquire in all Confidential Information. Except as otherwise required by law, each Member shall not, directly or indirectly, divulge, publish, communicate, or make available to any person (except as reasonably necessary in furtherance of the Company’s business) any Confidential Information and shall not use any Confidential Information to the detriment of the Company or in the course of any employment for itself of another company. Each Member shall use his best efforts to prevent the publication or disclosure by any other person of any such Confidential Information.

Section 12.13  Non-Disparagement. Subject to any obligation imposed on a Member under federal or state securities laws, each Member agrees that the Member will not make any adverse or disparaging comments regarding the Company, any Manager, any officer of the Company, or any other Member while it is a Member of the Company or any time thereafter.

Section 12.14  Company Intellectual Property. Each Member agrees that all intellectual property of the Company (the “Intellectual Property”) is the sole property of the Company and that no Member has any personal ownership in such Intellectual Property. Each Member agrees that except as otherwise required by law, each Member shall not, directly or indirectly, divulge, publish, communicate, or make available the Intellectual Property to any person (except as reasonably necessary in furtherance of the Company’s business) and shall not use the Intellectual Property to the detriment of the Company or in any other capacity.

Section 12.15  Name and Mark. The Members acknowledge the following about the names and service marks “Boston Omaha Asset Management”, “BOAM”, and any similar marks or derivative marks, together with any associated logotype and website address (collectively, “Name and Mark”): (i) the Name and Mark are the property of the Company; (ii) no Member shall, by virtue of its ownership of an interest in the Company, hold any right, title, or interest in or to the Name and Mark; and (iii) all goodwill and similar value associated with the Name and Mark are owned by, and shall accrue solely for the benefit of the Company. Except as specifically authorized by the Company in writing, in no event shall a Member use the Name and Mark for its own account. The Members agree that no value shall be placed upon the Name and Mark, or the goodwill attached thereto for the purpose of determining the value of any Member’s Capital Account or interest in the Company.

Section 12.16  Cooperation with Investigations, Litigation, Etc. Each Member, former Member, and Interest Holder shall provide reasonable cooperation and assistance to the Company with regard to: (i) any investigation conducted by the Company relating to the Company’s business and affairs (including investigations into the actions or omissions of personnel or affiliates of the Company); and (ii) any litigation or similar dispute resolution proceeding involving the Company, an entity managed by the Company, or any of their affiliates. Such cooperation and assistance shall include providing information and records, being available for interviews or legal proceedings at the Company’s offices or otherwise and giving testimony.

Section 12.17  Injunctive Relief. Each Member acknowledges and agrees that (i) the restrictions contained in Sections 12.12, 12.13 and 12.16 are each separately necessary for the protection of the business and goodwill of the Company, the General Partners, the Funds and their affiliates and such Member considers such restrictions to be reasonable for such purpose, (ii) the violation of any of Sections 12.12, 12.13 and 12.16 is likely to cause substantial and irreparable damage to the Company, the General Partners, the Funds and their affiliates, and (iii) damages may not be an adequate remedy for breach of Sections 12.12, 12.13 or 12.16. Accordingly, the Company shall be entitled to injunctive and other equitable relief, in addition to all other remedies available to it at law or at equity, and no proof of special damages shall be necessary for the enforcement of this Section 12.17.

Section 12.18  Legal Counsel. Each Member hereby agrees and acknowledges that:

(a)    Baker & Hostetler LLP (“BakerHostetler”) has been retained by the Company in connection with the formation of the Company, the General Partners, the Funds, and the Investment Manager(s) and in such capacity has provided legal services to the Company, the General Partners, the Funds, and the Investment Manager(s).

(b)    BakerHostetler is not representing and will not represent the Members in connection with the formation of the Company, the General Partners, the Funds, and the Investment Manager(s), the management and operation of the Company, the General Partners, the Funds, and the Investment Manager(s), or any dispute that may arise between the Members on the one hand and the Company, the General Partners, the Funds and/or the Investment Manager(s) on the other hand (the “Company Legal Matters”).

(c)    Each Member will, if it wishes for counsel on a Company Legal Matter, retain its own independent counsel with respect thereto and, except as otherwise specifically provided by this Agreement, will pay all fees and expenses of such independent counsel.

(d)    Each Member hereby agrees that BakerHostetler may represent the Company, the General Partners, the Funds and/or the Investment Manager(s) in connection with any and all Company Legal Matters (including any dispute between the Company, the General Partners, the Fund, or the Investment Manager(s) and one (1) or more Members) and waives any present conflict of interest with BakerHostetler regarding Company Legal Matters arising by virtue of any representation or deemed representation of such Member or the Company, the General Partners, the Funds, or the Investment Manager(s) on account of BakerHostetler’s representation described in Section 12.18(a) above.

Section 12.19  Securities Law Matters.

(a)    Each Member understands that in addition to the restrictions on transfer contained in this Agreement, it must bear the economic risks of its investment for an indefinite period because the Company interests have not been registered under the Securities Act or under any applicable securities laws of any state or other jurisdiction and, therefore, may not be sold or otherwise transferred unless they are registered under the Securities Act and under such other applicable securities laws or an exemption from such registration is available. Each Member agrees with all other Members that it will not sell or otherwise transfer its interest in the Company unless such interest has been so registered or, in the opinion of counsel for the Company or of other counsel reasonably satisfactory to the Company, such an exemption is available, unless the Managers determine to waive the requirement of an opinion of counsel.

(b)    As of the date hereof, each Member represents and warrants that, to its knowledge, after reasonable inquiry, (i) except as notified in writing to the Managers prior to the date hereof, no Specified Person (as defined below) has been subject to any event that would trigger disqualification under paragraph d(1) of Rule 506 promulgated under the Securities Act (“Regulation D”) that occurred prior to September 23, 2013, and (ii) no Specified Person has been subject to any Disqualification Event (as defined herein). For purposes hereof, “Disqualification Event” means any conviction, judgment, decree, suspension, injunction, bar, order, or expulsion described in Rule 506(d)(1)(i) to (viii) of Regulation D other than any such event covered by Rule 506(d)(2)(ii) or (iii) or Rule 506(d)(3). Such Member agrees that it will promptly notify the Managers in the event, after the date hereof but prior to the earlier of (a) such Member no longer being a Member, and (b) the completion of the offering of interests in the Funds, it becomes aware, after due inquiry, that it or any Specified Person is subject to a Disqualification Event. For purposes hereof, “Specified Person” means (w) such Member, (x) such Member’s (i) directors, (ii) executive officers, (iii) other officers (as the term “officer” is defined in Rule 405 under the Securities Act) participating in the offering of interests in the Funds, and (iv) managing members and general partners, if any, (y) any such managing member’s (or general partner’s, as applicable) directors, executive officers, and other officers participating in the offering of interests in the Funds, if any, and (z) each person who has been or shall be paid (direct or indirect) remuneration by such Member or any of its respective affiliates in connection with the solicitation of purchasers in connection with the sale of interests in the Funds. Each Member agrees to reasonably cooperate with the Managers and the Company with respect to matters relating to this Section 12.19(b).

Section 12.20 Business Opportunities. Notwithstanding anything herein to the contrary, if a Member or Manager is offered or discovers a business opportunity that (a) involves the management of assets for compensation and (b) is not of the type and character of the business activities listed on Schedule C (a “Business Opportunity”), such Member or Manager shall, prior to pursuing such Business Opportunity or taking any action that would prevent BOC from pursuing such Business Opportunity, offer to BOC or one of its subsidiaries, including the Company the right to pursue such Business Opportunity for the benefit of BOC, regardless of whether such Member or Manager believes the BOC or a subsidiary thereof would be able (financially or otherwise) or willing to pursue such Business Opportunity. If the Company has not determined to pursue such Business Opportunity within fifteen (15) days after its presentation to BOC or such subsidiary, the presenting Member or Manager, or its affiliate shall be free to pursue such Business Opportunity as it shall determine in its sole discretion.

[Signatures to Follow]

IN WITNESS WHEREOF, the undersigned have duly executed this Agreement as of the date first written above.

COMPANY:

BOSTON OMAHA ASSET MANAGEMENT LLC

By: /s/ Adam K. Peterson

Name: Adam K. Peterson

Title: Manager

MEMBERS:

BOSTON OMAHA CORPORATION

By: /s/ Joshua P. Weisenburger

Name: Joshua P. Weisenburger

Title: Chief Financial Officer

/s/ Adam K. Peterson

Adam K. Peterson

/s/Alex B. Rozek

Alex B. Rozek

/s/ Brendan J. Keating

Brendan J. Keating

[Signature Page to Amended and Restated LLC Agreement of Boston Omaha Asset Management LLC]

Schedule A

MEMBER INFORMATION – CAPITAL INTEREST PERCENTAGE, PROFITS INTEREST PERCENTAGE AND EXPENSE PERCENTAGE

Name, Address, Etc.	Initial Capital Contribution	Class A Units	Class B Units	Class C Units	Capital Interest Percentage	Profits Interest Percentage	Expense Percentage	Date of Admission
Boston Omaha Corporation 1601 Dodge Street Suite 3300 Omaha, NE 68102 Attn: Joshua P. Weisenburger	$14,466,900	1,000.000	0	0	96.446%	48.223%	96.446%	September 21, 2017
Boston Omaha Corporation 1601 Dodge Street Suite 3300 Omaha, NE 68102 Attn: Joshua P. Weisenburger	$533,100	0	36.853	0	3.554%	1.777%	3.554%	September 21, 2017
Adam K. Peterson c/o Boston Omaha Corporation 1601 Dodge Street Suite 3300 Omaha, NE 68102	$0	0	0	500.000	0.000%	16.667%	0.000%	January 6, 2023
Alex B. Rozek c/o Boston Omaha Corporation 1601 Dodge Street Suite 3300 Omaha, NE 68102	$0	0	0	500.000	0.000%	16.667%	0.000%	January 6, 2023
Brendan Keating c/o Boston Omaha Corporation 1601 Dodge Street Suite 3300 Omaha, NE 68102	$0	0	0	500.000	0.000%	16.667%	0.000%	January 6, 2023
TOTALS	$15,000,000	1,000.000	36.853	1,500.000	100.000%	100.000%	100.000%

A-1

Schedule B

ECONOMIC ASSIGNEE INFORMATION – PROFITS INTEREST PERCENTAGE

Name, Address, Etc.	Profits Interest Percentage	Date of Designation
[Economic Assignee] [ADDRESS] [EMAIL] [PHONE]	[•]%	[•]
[Economic Assignee] [ADDRESS] [EMAIL] [PHONE]	[•]%	[•]

B-1

Schedule C

Existing Business Activities

●	The Magnolia Group LLC
●	Nicholas Financial
●	Logic Commercial Real Estate
●	24th Street Asset Management LLC
●	KPR Series Investments
●	Boulderado Partners LLC
●	Mac Mountain

Including with respect to each company listed above, such company’s applicable affiliates, related entities, investment funds, and portfolio companies.

C-1

Exhibit A

Form of Approved Employment Agreement

To be delivered on or before March 6, 2023

Exhibit B

FORM OF SPOUSAL CONSENT FOR MEMBER

I, ___________________, spouse of ____________, acknowledge that I have read the Amended and Restated Limited Liability Company Agreement of Boston Omaha Asset Management LLC, dated as of  January 6, 2023, to which this Consent is attached as Exhibit B (as amended, the “Agreement”), and that I know the contents of the Agreement. I am aware that the Agreement contains provisions regarding the economics, voting and transfer (or proposed transfer) of Units of the Company that my spouse may own, including any interest I might have therein.

I hereby agree that my interest, if any, in any Units of the Company subject to the Agreement shall be irrevocably subject to the Agreement and further understand and agree that any community property interest I may have in such Units of the Company shall be similarly subject to the Agreement.

I am aware that the legal, financial and related matters contained in the Agreement are complex and that I am free to seek independent professional guidance or counsel with respect to this Consent. I have either sought such guidance or counsel or determined after reviewing the Agreement carefully that I will waive such right.

Signature

Print Name of Spouse or Domestic Partner:

Exhibit C

FORM OF RELEASE OF CLAIMS

For good and valuable consideration, [•], on behalf of itself and its respective present and former parents, subsidiaries, affiliates, officers, directors, shareholders, members, successors, and assigns (collectively, “Releasors”) hereby releases, waives, and forever discharges Boston Omaha Asset Management LLC (the “Company”), each other Member of the Company and their respective present and former, direct and indirect, parents, subsidiaries, affiliates, employees, officers, directors, shareholders, members, agents, representatives, permitted successors, and permitted assigns (collectively, “Releasees”) of and from any and all actions, causes of action, suits, losses, liabilities, rights, debts, dues, sums of money, accounts, reckonings, obligations, costs, expenses, liens, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, extents, executions, claims, and demands, of every kind and nature whatsoever, whether now known or unknown, foreseen or unforeseen, matured or unmatured, suspected or unsuspected, in law, admiralty, or equity (collectively, “Claims”), which any of such Releasors ever had, now have, or hereafter can, shall, or may have against any of such Releasees for, upon, or by reason of any matter, cause, or thing whatsoever from the beginning of time through the date of this release agreement (this “Release Agreement”) arising out of or relating to the Amended and Restated Limited Liability Company Agreement of the Company (the “A&R LLC Agreement”), except for any surviving obligations under the A&R LLC Agreement and Claims relating to rights and obligations preserved by, created by or otherwise arising out of this Release Agreement.

Each Releasor understands that it may later discover Claims or facts that may be different from, or in addition to, those that it or any other Releasor now knows or believes to exist regarding the subject matter of the release contained herein, and which, if known at the time of signing this Release Agreement, may have materially affected this Release Agreement and the Releasors’ decision to enter into it and grant the release contained herein. Nevertheless, the Releasors intend to fully, finally and forever settle and release all Claims that now exist, may exist, or previously existed, as set out in the release contained herein, whether known or unknown, foreseen or unforeseen, or suspected or unsuspected, and the release given herein is and will remain in effect as a complete release, notwithstanding the discovery or existence of such additional or different facts. The Releasors hereby waive any right or Claim that might arise as a result of such different or additional Claims or facts.

The Releasors acknowledge and agree that they have received any and all compensation, distributions and benefits due to from the Company or any of its affiliates, whether for services provided to the Company, under the A&R LLC Agreement, or otherwise. Releasors further acknowledge that, except as expressly provided hereunder, no further compensation, distributions or benefits are owed or will be provided to the Releasors by the Company or any of its affiliates.

Accepted and agreed:

Signature:
[•]
Date: